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Securities and Exchange Commission
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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

Cliffs Natural Resources Inc. Issues Open Letter to Shareholders

CLEVELAND - Feb. 14, 2014 - Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today issued the following open letter to all shareholders:

Dear Cliffs Shareholder:

Our Board and management team are fully committed to pursuing a course that enhances long-term shareholder value – and we want to accomplish it in a manner that is sustainable and that will benefit all of our shareholders.

As we do with any significant investor, Cliffs’ Board of Directors and management team have attempted to maintain a constructive dialogue with Casablanca. In fact, Cliffs’ Chairman along with senior management has met with Casablanca in person twice in addition to a number of telephone calls and emails. Also, one of the Company’s financial advisors, along with members of senior management, participated in a discussion with Casablanca regarding its proposal and analysis of Cliffs. We are disappointed that Casablanca seems intent on waging a public campaign rather than continuing its private engagement with our Chairman and management to address our doubts and concerns relating to Casablanca’s proposal.

Since July 2013, Cliffs has instituted a number of changes to our Board and senior management team. These changes included the addition of four highly qualified directors: Timothy Sullivan, Mark Gaumond, Stephen Johnson and Gary Halverson, who collectively bring a wealth of financial, engineering, project management and mining expertise to Cliffs’ Board. Additionally, our Board separated the Chairman and Chief Executive Officer roles and appointed a new Chairman, James Kirsch, who has been actively involved in overseeing the numerous changes that have occurred over the last eight months.

Cliffs’ Board takes an active approach in overseeing Cliffs’ strategy and its execution, providing guidance and, as appropriate, exacting accountability. We leverage our experiences from leading mining, steel, basic materials, engineering and natural resources businesses to make these critical judgments, and believe we have the right Board and governance policies in place to enhance shareholder value.

CLIFFS IS FOCUSED ON ENHANCING SHAREHOLDER VALUE

Our Board and new management team are constantly evaluating Cliffs’ strategic options and taking actions to reduce costs and prudently allocate capital. We have reviewed –

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

and will continue to review – alternatives to enhance shareholder value and, in fact, we have previously evaluated most of the key elements of Casablanca’s proposal. However, we believe Casablanca’s overall proposal fails to provide a sustainable, long-term value-enhancing alternative. The Board and management team believe the commentary by sell-side equity research analysts following Casablanca’s initial filing and announcement clearly suggests others have similar concerns about the feasibility of their proposal.

It is important to point out that Casablanca’s letter, dated January 27, 2014, includes a number of incorrect assumptions and omissions that need to be corrected.

Casablanca’s proposal: Separate Cliffs’ U.S., Eastern Canadian and Asia Pacific operations:

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Casablanca’s analysis fails to appreciate that the two independent entities contemplated by their proposal would need to have the financial strength to operate and fund capital expenditures throughout the business cycle and take into account the volatility in the iron ore and coal marketplace. Over the last 12 months, benchmark iron ore prices (62% Fines CFR China) have dropped 22%.  Similarly, benchmark hard coking coal prices (FOB Queensland) have dropped 24%. In addition, Casablanca’s separation proposal fails to take into account the financial dis-synergies that would result from such a structure.

•	The prospect of negative credit rating implications as a result of Casablanca’s proposal has not been considered for either “Cliffs International” or “Cliffs USA”.

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Casablanca’s proposed “Cliffs International” would not be a self-funding entity in a volatile pricing environment. This has negative credit implications for “Cliffs International” that would increase its cost of funding and reduce its access to capital. A low credit rating has negative implications in this highly unpredictable pricing environment, which is expected to persist for some time.

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Casablanca’s proposed “Cliffs USA” also risks negative rating actions due to its less diversified profile, smaller scale and debt burden.  Additionally, Casablanca’s proposal could create potentially significant redemption costs on existing debt.

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Based on current consensus estimates, Cliffs trades at a higher multiple than other publicly traded U.S. or international mining companies that supply steel producers. Therefore, Casablanca’s thesis regarding additional multiple expansion appears highly optimistic and unsupportable.

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When establishing the valuation of our assets, Casablanca has used companies with non-comparable business models to attempt to establish a market value for “Cliffs International.” In fact, half of Casablanca’s comparable set includes companies with different minerals, growth outlooks and production profiles.

Casablanca’s proposal: Doubling of Cliffs’ dividend:

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We regularly evaluate our return of capital policy and dividend, including yield and payout ratio, in the context of paying interest on our existing debt, funding our operations and selectively investing in growth initiatives throughout the commodity cycle all within the context of maintaining a strong balance sheet, sustainable liquidity and an investment-grade profile. Importantly, we believe our current payout ratio is appropriate and competitive with a broad set of our peers.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

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We believe that Cliffs’ dividend should be increased only to the extent that it is sustainable and will not put the Company’s operations at risk. Casablanca fails to demonstrate that either is the case in their proposal.

Casablanca’s proposal: Convert U.S. assets into a Master Limited Partnership (MLP):

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The idea of an MLP structure of the U.S. assets is not new. In fact, the Company has been studying the feasibility of a potential MLP structure with its advisors for a number of months. The specific characteristics of the Company’s U.S. Iron Ore business make implementing such a structure complex, with significant tax implications.

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MLP structures have not generally been utilized in highly volatile industries and trade at discounts in related industries. Casablanca’s suggestion that our U.S. coal and iron ore assets should be placed in an MLP structure does not contemplate the unique characteristics of our USIO business, which includes partnerships and complex pricing structures.

Casablanca’s proposal: Divest infrastructure and other non-core assets:

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Casablanca’s lack of familiarity with the mining sector is evident with this point. Infrastructure assets are crucial to the success of any mining company and we fail to see how it would enhance shareholder value by shedding these assets. We believe that Cliffs’ logistics, distribution and related infrastructure assets provide it with competitive and cost advantages in certain markets. Casablanca’s proposal does not address the increased operating costs and diminished competitive position that would result from the divestiture of these assets, in addition to the impact on our operations.

Casablanca’s proposal: Reduce SG&A and exploration costs:

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Casablanca fails to recognize that Cliffs has significantly reduced our SG&A and exploration costs. Based on 2014 SG&A and exploration guidance, we are on track to reduce SG&A and exploration costs by approximately 53% since 2012. We will continue to institute further measures to improve the operating efficiency and profitability of our operations, consistent with our plan.

CLIFFS HAS A STRONG BOARD AND MANAGEMENT TEAM IN PLACE

In appointing a Chief Executive Officer to lead Cliffs, our Board highly valued technical mining expertise and proven experience in leading an international mining company as criteria. The choice of Mr. Halverson as CEO follows an exhaustive search by the Board, together with a leading executive search firm, which began in July of 2013. Over 90 different candidates were considered. Following a comprehensive search, the Board determined that Mr. Halverson was the right leader given his deep international and large-scale mining industry expertise and leadership of large complex mining operations. Mr. Halverson knows the global commodities and mining industry well, with over 30 years of experience spanning across the gold, copper, and nickel mining industries, most recently having served as Interim Chief Operating Officer of Barrick Gold Corporation Inc.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

The Board is pleased with the actions and the direction Mr. Halverson has taken since joining Cliffs last November, including his focus on improving Cliffs’ operational performance and capital allocation strategy. On his second day on the job, with the concurrence of the Board, Gary made the decision to indefinitely suspend the Chromite project and, as a result, we are reducing our 2014 Chromite spending by $45 million. Under the Board’s and Gary’s leadership, we have idled underperforming operations, delayed large-scale projects, significantly reduced Cliffs’ capital spending, paid down debt, increased liquidity and set further cost reductions targets in our 2014 SG&A and exploration expenses. Gary understands the issues that are of greatest concern to our investors and he is fully committed to finding the most value-enhancing solutions available for shareholders quickly.

In selecting Mr. Halverson, the Board concluded that shareholders would be best served to have a CEO with the proven experience of leading international and long-term mining operations and believes Mr. Halverson is the right choice given his more than 30 years of mining experience.

CLIFFS IS CURRENTLY EXECUTING ON A PLAN TO ENHANCE SHAREHOLDER VALUE

As part of our commitment to enhancing value for all shareholders, over the last eight months, Cliffs’ Board and management team have taken significant steps to improve Cliffs’ financial and operating performance across all businesses. Our focus has been – and continues to be – on reducing costs, strengthening our balance sheet with cash flows from operations, taking a disciplined approach to capital spending, and evaluating the strategic fit and value creation potential of all of Cliffs’ assets.

On February 11, 2014, we announced that we expect full-year 2014 capital expenditures to be between $375 and $425 million, a reduction of more than 50% from full-year 2013 capital spending. This decrease is driven by a significant reduction in our expansion and capital spending at the Bloom Lake Mine. Given the wide range of outlook for iron ore prices, we decided to reduce 2014 capital expenditures at Bloom Lake as we consider every alternative for the asset, from a strategic partnership to a sale. We also announced plans to idle production at the Wabush Mine in the Province of Newfoundland and Labrador by the end of the first quarter of 2014. These strategic actions are a result of a comprehensive review of Cliffs’ portfolio undertaken by our Board and management following Mr. Halverson’s appointment.

We are confident that our plan will improve long-term financial and operating performance to create value for all shareholders. To the extent that Casablanca offers additional ideas that would enhance shareholder value, we stand ready and willing to continue to engage with them on a private basis.

We appreciate your continued support and look forward to updating you on our progress as we continue to execute on our plan.

Sincerely, on behalf of the Cliffs Natural Resources Board of Directors,

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

James Kirsch                    Gary Halverson
Chairman of the Board            President & Chief Executive Officer

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand, increases in supply and any slowing of the economic growth rate in China; our ability to successfully identify and consummate any strategic investments or capital projects and complete planned divestitures; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to cost effectively achieve planned production rates or levels; changes in sales volume or mix; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the impact of price-adjustment factors on our sales contracts; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

resulting impairment charges; the results of prefeasibility and feasibility studies in relation to development projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; the potential existence of significant deficiencies or material weakness in our internal controls over financial reporting; problems or uncertainties with leasehold interests, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Important Additional Information

Cliffs, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cliffs shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Cliffs shareholders. CLIFFS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the SEC on Feb. 12, 2013. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting Carolyn Cheverine, Vice President, General Counsel & Secretary at (216) 694-7605. Shareholders may also contact D.F. King & Co., Inc., Cliffs’ proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.

SOURCE: Cliffs Natural Resources Inc.

CONTACTS:

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Investors Jessica Moran Director, Investor Relations (216) 694-6532	Media Patricia Persico Director, Global Communications (216) 694-5316

Jordan Kovler D.F. King & Co., Inc. (212) 493 6990

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544